Exhibit 10.2
UNOFFICIAL ENGLISH TRANSLATION

Loan Agreement

Dated as of January 29, 2009

This Loan Agreement (“Agreement”) is made and entered into to be effective upon execution by and among Guangzhou AWA Wine Co. Ltd., a Chinese corporation with an address at Suite 510 Tower C 88 Wenchang South Road Liwan District Guangzhou City, Guangdong Province, China (the “Borrower”), Mr. Nei Weifeng, a Chinese national (ID number 44010319631022061X) with position as the legal representative of Guangzhou AWA Wine Co. Ltd.,  (the “Guarantor”), and Regal Life Concepts, Inc. (the “Lender”), as follows:

WHEREAS, the Borrower and the Lender agree to enter into a Capital Increase and Equity Subscription Agreement and Equity Joint Venture Contract (hereinafter collectively referred as “Definitive Agreements”), the Lender shall invest Five Hundred Thousand US Dollars (US$500,000), being first installment payment, in return for a 26% equity interest of the Borrower on a fully diluted basis.  In consideration of the urgent need of capital by the Borrower, the Lender shall provide a loan of USD 200,000 to the Borrower within 7 days upon execution of the Definitive Agreements and this Agreement.

WHEREAS, the Borrower agrees that upon capital verification be required for the business registration of the Joint Venture, the Lender shall provide capital verification document for the said Loan as part of the first installment investment payment pursuant to the appropriately executed Joint Venture Contract and the Capital Increase and Equity Subscription Agreement.

WHEREAS, the Lender has agreed to lend to Borrower the Loan (as defined hereinafter) pursuant to the terms of this Agreement (as defined hereinafter).

NOW THEREFORE, for good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows

1.
Loan Agreement.  Borrower hereby agrees to borrow from the Lender, and the Lender hereby agrees to lend to Borrower, USD200,000, pursuant to the terms and conditions set forth hereunder, in an aggregate amount of up to USD200,000 (the “Loan”).

a.
Funding.  The Loan will be funded within 7 days upon the signing and execution of the Definitive Agreements and this Agreement between the Borrower and the Lender.  The Lender shall wire the Loan amount in immediately-available funds to an account in Hong Kong designated in writing by the Borrower.

b.
Use of Proceeds.  The funding shall be remitted to a capital verification account of the JV upon obtaining proper government approval for establishment of the JV and be used as capital of the JV to (i) open a second AWA club location in Guangzhou (TianHe); and (ii) open each of the Nanjing and Shanghai Club locations.

c.	Lien. The Guarantor agrees to pledge all the equity interest he owns in the Company i.e. 40% of the Borrower, as lien against this Loan.

2.	Terms.

a.
Maturity.  The Loan shall be a demand loan and shall be mature on demand or the earlier of occurrence of the following events (i) Borrower’s failure to obtain the necessary government approval for  the capital increase and equity subscription and the establishment of the Joint Venture before August 15, 2009 , (ii) the occurrence of an Event of Default (as defined in below section 6).  The Borrower must repay the entire amount of the loan within three months after the Lender makes a written demand upon Borrower for payment.

b.
Guarantee.  By signing this Agreement, the Guarantor, who is a principal equity interest holder of the Borrower, hereby guarantees the prompt payment of the Loan   The Guarantor agrees that it shall not be necessary for the Lender to proceed in any manner against Borrower for the payment of the Loan as a condition precedent to enforcing this guarantee.

3.	Representations.

a.	The Borrower represents and warrants to the Lender as follows:

(i)           Good Standing.  Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the People’s Republic of China, duly authorized to conduct business and in good standing under the laws of each jurisdiction where such qualification is material to the conduct of business.

(ii)           Corporate Authority.  The Borrower has full power and authority to enter into this Agreement, to borrow the funds and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action.  No consent or approval of any public authority is required as a condition to the validity of this Agreement.

(iii)           Binding Agreement.  This Agreement when issued and delivered pursuant hereto for value received, shall constitute the legal, valid, and binding obligation of the Borrower in accordance with its terms, subject to bankruptcy and insolvency laws and any other laws of general application affecting the rights and remedies of creditors.

(b)	The Guarantor represents and warrants to the Lender as follows:

(i)
Requisite Authority.  The Guarantor has full power and authority to enter into this Agreement, to guarantee the Loan, and to incur the obligations provided for herein.  No other consent or approval is required as a condition to the validity of this Agreement.

(ii)
Binding Agreement.  This Agreement, when issued and delivered pursuant hereto, shall constitute the legal, valid, and binding obligation of the Guarantor in accordance with its terms, subject to bankruptcy and insolvency laws and any other laws of general application affecting the rights and remedies of creditors.

4.
Affirmative Covenants.  Until the payment in full of the Loan and performance of all obligations of the Borrower and Guarantor hereunder, unless otherwise indicated, each of the Borrower and the Guarantor shall:

a.
Taxes.  Pay and discharge all taxes, assessments, and governmental charges upon it, its incomes, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that such taxes shall be contested in good faith and by appropriate proceedings by the Borrower or Guarantor, as applicable.

b.
Insurance.  Maintain insurance with insurance companies reasonably acceptable to the Lender on such properties, in such amounts and against such risks as is customarily maintained by similar businesses operating within the same industry.

c.
Notice of Claims.  Notify Lender of any claims made or legal processes instituted against the properties or other assets of Borrower or Guarantor, as applicable, within fifteen (15) days of Borrower or Guarantor, as applicable, becoming aware of the existence of such claim or legal process.  Agree to diligently work to resolve, in an efficient and cost effective manner, such claims.

5.
Negative Covenants.  Until payment in full of the Loan and the performance of all other obligations of the Borrower and Guarantor hereunder, neither the Borrower nor the Gurantor shall, from the date hereof, except with the prior written consent by the Lender:

a.	Make loans or advances to a person, firm or corporation, except loans or advances made in the ordinary course of business.

b.
Other than pursuant to the terms of this Agreement, issue, incur or assume any indebtedness, nor become liable, whether as an endorser, guarantor, surety, or otherwise for any debt or obligation of any other person, firm, or corporation.

6.	Events of Default. The amounts due hereunder shall become immediately due and payable in full upon the occurrence of any one or more of the following events of default (the “Events of Default”).

a.
Default in the payment of the principal of the Loan when due and payable within three months after Lender sends the notice of repayment, which default is not cured within 10 days of when such payment was due; or

b.	Failure of a representation or warranty of Borrower or Guarantor to be true, which failure, if curable, is not cured within 30 days of when such failure occurred; or

c.
Failure of Borrower or Guarantor to observe or perform any material term, covenant, or agreement contained in this Agreement that is not cured within 30 days of when such failure occurred, or the dissolution, termination of existence, or business failure of the Borrower or Guarantor; or

d.
The institution by the Borrower or Guarantor of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under applicable Chinese Bankruptcy laws, or any other related applicable law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Borrower or Guarantor, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Borrower or Guarantor in furtherance of any such action; or

e.
If, within sixty (60) days after the commencement of an action against the Borrower or Guarantor (and service of process in connection therewith on the Borrower or Guarantor) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Borrower or Guarantor, as applicable, or all orders or proceedings thereunder affecting the operations or the business of the Borrower or Guarantor, as applicable, stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Borrower or Guarantor of any trustee, receiver or liquidator of the Borrower or Guarantor, as applicable, or of all or any substantial part of the properties of the Borrower or Guarantor, as applicable, such appointment shall not have been vacated; or

f.	The cessation of Borrower’s business for more than thirty (30) days.

7.	Assignment. No portion of the Loan shall be assignable to a third party without the express written consent of the Borrower.

8.	Miscellaneous

a.
This Agreement constitutes the entire agreement between the Borrower, the Guarantor and the Lender.  No delay or failure on the part of any Lender in the exercise of any power or right shall operate as a waiver thereof nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other power or right, and the rights and remedies of Lender are cumulative to and not exclusive of remedies which they would otherwise have.  No waiver, consent or modification, or amendment of this Agreement shall be effective as against the Lender unless the same is in writing and signed by the Lender.  No such amendment, modification, wavier or consent shall extend to or affect any obligation or right except to the extent expressly provided for therein.  All computations and determinations of the assets and liabilities of Borrower for the purpose of this Agreement shall be made in accordance with generally accepted accounting principles of China consistently applied, except as may be otherwise specifically provided herein.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom such notice is to be given, on the date of transmittal of service via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, or via a internationally recognized overnight courier providing a receipt for delivery and properly addressed to the parties at the respective addresses of the parties as set forth herein .  Any party hereto may by notice so given change its address for future notice hereunder.

b.
This Agreement shall be binding upon Borrower and Guarantor and their respective successors and assigns, and shall inure to the benefit of the Lender and the benefit of its respective successors and assigns.

c.	Borrower hereby expressly waives any presentment, demand, protest or other notice of any kind.

9.	Governing Law. The laws of the State of New York of the United States of.America shall govern this Agreement.

10.	Survivability. Should any portion of this Agreement be voided by a court of competent jurisdiction, all remaining clauses in the Agreement shall remain in full force and effect.

[signature page follows]

Executed on the day and year below written.  This Agreement may be executed in any number of counterparts, each constituting an original, but altogether one agreement.  A facsimile or other copy of this Agreement shall be considered as having the same effect and be equivalent to an original signed document.

BORROWER:

Guangzhou AWA Wine Co. Ltd.

By:	/s/ Nei Weifeng
Name:
Title:

Date:	January 29, 2009

GUARANTOR:

MR. NEI WEIFENG

/s/ Nei Weifeng

Date:	January 29, 2009

LENDER:

By:	/s/ Eric Wilstein
Name:	Eric Wilstein
Title:	President

Date:	January 29, 2009